Amarantus Reports First Quarter 2014
Financial Results

SAN FRANCISCO, May 21, 2014 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, today reported financial results for the first quarter ended March 31, 2014. At March 31, 2014, the Company had cash and cash equivalents totaling approximately $3.8 million.

"We were able to significantly improve capital resources during the first quarter," said Robert Farrell, J.D., Chief Financial Officer of Amarantus. "With approximately $3.8 million in cash and equivalents, and an additional $19.6 million of equity capital available under a financing facility with Lincoln Park Capital Fund, LLC, we are now well positioned to accelerate our product development initiatives."

For the first quarter of 2014, the Company reported a net loss of approximately $5.5 million, or $(0.01) per share, compared with a net loss of approximately $4.6 million, or $(0.01) per share, for the first quarter of 2013.

During the first quarter this year, research and development costs were approximately $517,000, compared to approximately $664,000 in the first quarter of 2013. This decrease resulted primarily from a reduction in stock-based compensation expenses. General and administrative (G&A) expenses also decreased, with first quarter 2014 G&A expenses of $1.1 million, compared with first quarter G&A expenses of $1.2 million in 2013. This decrease resulted primarily from reductions in consulting and professional expenses, as well as a reduction in stock-based compensation expenses.

Other expenses in the first quarter of 2014 were approximately $3.9 million, compared to approximately $2.8 million in the first quarter of 2013. The increase in other expenses from 2013 to 2014 was primarily due to non-cash expenses related to the issuance of new warrants in the first quarter of 2014.

Gerald E. Commissiong, President & CEO of Amarantus stated, "I am extremely pleased with our current position, as we can now focus on the execution of our business plan to transform Amarantus into a commercial-stage company. We have made significant progress in the CLIA partnering selection process for LymPro and are now fine-tuning development with Becton Dickinson in preparation for its commercial launch later in 2014. Concurrently, we are preparing to engage with the EMEA and FDA in the months ahead regarding the trial design for Eltoprazine's late-stage clinical development, as well as preparing to engage with the FDA's Office for Orphan Products Development regarding MANF's development as a disease-modifying treatment for Retinitis Pigmentosa. We foresee significant growth ahead for the Company with our current portfolio, and will continue to strategically assess both in-licensing and out-licensing transactions that we believe will be accretive to shareholder value. Our holding company business strategy is taking shape, and we believe our expansion into the European market via our Geneva office will open significant opportunity for the Company. I am very confident in our future."

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has licensed Eltoprazine a phase 2b ready indication for Parkinson's Levodopa induced dyskinesia. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements." These forward-looking statements generally are identified by the words believes," project," expects," anticipates," estimates," intends," strategy," plan," may," will," would," will be," will continue," will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:

Investor/Media Contacts
Aimee Boutcher, Director of Investor Relations
Amarantus Bioscience Holdings, Inc.
408-737-2734 x 101
ir@amarantus.com